Exhibit 99.1

Evergreen Energy Statement Regarding NYSE Arca
Listing Standards

Stock to Trade under Symbol EEE.BC

DENVER, December 3, 2010— Evergreen Energy Inc. (NYSE Arca: EEE) was notified by the NYSE Arca Inc. (NYSE Arca) on Monday, November  29, 2010 that it was not in compliance with the NYSE Arca’s continued listing standards under Rule 5.5(b)(2) and Rule 5.5(b)(1) of the NYSE Arca Equities Rules.  The standards require that a listed common stock must maintain an average closing price in excess of $1.00 over a consecutive 30 trading-day period and that a company must maintain a market value of publicly held shares of at least $15.0 million.

Evergreen is exploring alternatives for curing this deficiency and restoring compliance with the continued listing standards. The company’s common stock will remain listed on the NYSE Arca exchange under the symbol “EEE,” but will be assigned a “.BC” indicator by the NYSE Arca to show that the company is currently out of compliance with the NYSE Arca’s continued listing standards.

As required by Rule 5.5(b) of the NYSE Arca Equities Rules, Evergreen is required to notify the NYSE Arca of its intent and plan to cure this deficiency within 10 business days of receipt of this notice. If Evergreen does not regain compliance with the listing standards during the recovery period, its common stock will be subject to suspension and delisting by the NYSE Arca.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.  GreenCert, which is owned exclusively by Evergreen, is a science-based, scalable family of environmental intelligence solutions that quantify process efficiency and greenhouse gas emissions from energy, industrial and agricultural sources and may be used to create verifiable emission reduction credits.  K-Fuel technology significantly improves the performance of low-rank coals, yielding higher efficiency and lowering emissions.  Visit www.evgenergy.com for more information.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission.  Our ability to execute our business plan and develop the GreenCert™ or K-Fuel® technologies, including the construction of a K-Fuel demonstration plant, may be adversely impacted by unfavorable decisions in the Buckeye litigation or other material litigation or by our inability to raise sufficient additional capital to pursue the development of our technology.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Becky Herrick, Lippert / Heilshorn & Associates, 415.433.3777, bherrick@lhai.com
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